Exhibit 21

Subsidiaries of the Company
(Maine & Maritimes Corporation)

Maine Public Service Company, a Maine corporation

Maine & New Brunswick Electrical Power Co, Ltd, a wholly-owned Canadian subsidiary of Maine Public Service Company

Energy Atlantic, LLC, a Maine limited liability company, currently inactive

The Maricor Group, formerly Maine & Maritimes Energy Services Company, a Maine corporation

The Maricor Group New England, formerly RES Engineering, Inc., a wholly-owned Massachusetts subsidiary of The Maricor Group

The Maricor Group, Canada Ltd, formerly Maricor Ltd., a wholly-owned Canadian subsidiary of The Maricor Group

Maricor Properties Ltd, a Canadian corporation

Mecel Properties Ltd, a wholly-owned Canadian subsidiary of Maricor Properties

Cornwallis Court Developments Ltd, a wholly-owned Canadian subsidiary of Maricor Properties

Maricor Technologies, Inc., a Maine corporation